Exhibit 99(a)

CNF INC.
COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES
(Dollars in thousands)

                                                       Six Months Ended
                                                           June 30,
                                                    2001            2000
Fixed Charges:
   Interest Expense                            $    15,027     $    14,281
   Capitalized Interest                                612           2,767
   Amortization of Debt Expense                        482             496
   Dividend Requirement on Series B
      Preferred Stock [1]                            5,333           5,433
   Interest Component of
      Rental Expense [2]                            24,966          24,495
                                               $    46,420     $    47,472

Earnings (Loss):
   Income (Loss) from Continuing Operations
      before Taxes [3]                         $  (333,733)    $   146,045
   Fixed Charges                                    46,420          47,472
      Capitalized Interest                            (612)         (2,767)
      Preferred Dividend Requirements [4]           (5,333)         (5,433)
                                               $  (293,258)    $   185,317

Ratio of Earnings (Loss) to Fixed Charges:            (6.3)x           3.9 x

Deficiency in the coverage of Fixed Charges by
   Earnings (Loss) before Fixed Charges           (339,678)             -


[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

[2]   Estimate of the interest portion of lease payments.

[3] For the six months ended June 30, 2001, results included a $340.5 million loss from a restructuring charge at Emery Worldwide and Menlo Logistics' $31.6 million loss from the failure of a significant customer.

[4] Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income (Loss) from Continuing Operations before Taxes.